SIXTH AMENDMENT, WAIVER AND CONSENT

TO

LOAN AGREEMENT

THIS SIXTH AMENDMENT, WAIVER AND CONSENT TO LOAN AGREEMENT, dated as of September 27, 2007 (the “Sixth Amendment”), is made and entered into by and between Acura Pharmaceuticals, Inc., a New York corporation (“Borrower”), and Galen Partners III, L.P., a Delaware limited partnership, as Agent under that certain Noteholders Agreement dated as of February 6, 2004 (“Lender”). Capitalized terms used herein and not otherwise defined shall have the meaning provided in the Loan Agreement (as defined below).

RECITALS

WHEREAS, Borrower and Lender (as assignee of Watson Pharmaceuticals, Inc. (“Watson”)) are parties to that certain Loan Agreement, dated as of March 29, 2000, as amended by a certain Amendment to Loan Agreement dated as of March 31, 2000, as further amended by a certain Second Amendment to Loan Agreement dated as of December 20, 2002 and as further amended by a certain Third Amendment, Waiver and Consent to Loan Agreement dated as of February 6, 2004 (the “Third Amendment”) (as so amended, the "Loan Agreement"); and

WHEREAS, in accordance with the terms of the Loan Agreement, Borrower previously issued to Watson two Promissory Notes, the first dated December 20, 2002 in the principal amount of $17,500,000 (the "Replacement Note"), and the second dated December 20, 2002 in the principal amount of $3,901,331 (the "$3.9 Million Note", and together with the Replacement Note, collectively, the "Old Notes"); and

WHEREAS, in order to allow the Borrower to complete each of the transactions contemplated pursuant to that certain Term Sheet dated December 19, 2003 between the Borrower and the other signatories thereto (the "Term Sheet Transactions"), at Borrower’s request and in accordance with the Third Amendment, Lender consented to the Term Sheet Transactions and waived certain restrictions contained in the Loan Agreement; and

WHEREAS, pursuant to a certain Umbrella Agreement dated as of February 6, 2004 (the "Umbrella Agreement") by and among Borrower, Watson, Care Capital Investment II, L.P., Essex Woodlands Health Ventures V, LP, Galen Partners III, L.P. and the other signatories thereto (collectively, but excluding the Borrower and Watson, the "Investor Group"), in consideration of Borrower's payment to Watson of $4,000,000, Watson (i) cancelled and discharged in full the $3.9 Million Note, (ii) forgave $12,500,000 in principal amount of the Replacement Note and amended and restated the Replacement Note as provided in the Third Amendment, and (iii) amended the Loan Agreement as provided in the Third Amendment (collectively, the "2004 Note and Loan Agreement Amendments"); and

WHEREAS, pursuant to the terms of the Umbrella Agreement, Watson transferred and conveyed to the Investor Group all of its right, title and interest in and to the Loan Agreement and Replacement Note after giving effect to the 2004 Note and Loan Agreement Amendments;

WHEREAS, simultaneous with the completion of the transactions contemplated in the Umbrella Agreement, the Replacement Note was amended and restated in the form of Exhibit A to the Third Amendment to Loan Agreement (the “2004 Replacement Note”);

WHEREAS, in accordance with the Fourth Amendment, Waiver and Consent to Loan Agreement dated June 28, 2007, between Borrower and Lender (the “Fourth Amendment to Loan Agreement”), the 2004 Replacement Note was amended and restated to provide for the extension of the Maturity Date of the 2004 Replacement Note from June 30, 2007 to September 30, 2007 (the “June 2007 Replacement Note”);

WHEREAS, in accordance with the Fifth Amendment, Waiver and Consent to Loan Agreement dated August 20, 2007 between Borrower and Lender (the “Fifth Amendment to Loan Agreement”), the June 2007 Replacement Note was amended and restated to provide for, among other things, the extension of the Maturity Date of the June 2007 Replacement Note from September 30, 2007 to December 31, 2008 (the “August 2007 Replacement Note”);

WHEREAS, the parties hereto, wish to defer the payment of interest accruing under the June 2007 Replacement Note and make the other changes set forth below;

NOW, THEREFORE, the parties hereto agree as follows:

AGREEMENT

1. Article One of the Loan Agreement is hereby amended in its entirety to read as follows:

"1. AMOUNT AND TERMS OF LOANS.

"1.1 Term Loans. Subject to the terms herein, Watson Pharmaceuticals, Inc. (“Watson”) has previously loaned to Borrower the aggregate principal amount of Twenty One Million Four Hundred One Thousand Three Hundred Thirty One Dollars ($21,401,331) (the "Original Loan"). Effective the date of the Third Amendment to the Loan Agreement, (i) Watson forever forgave, discharged, cancelled and rendered null and void Borrower's obligation to repay Sixteen Million Four Hundred One Thousand Three Hundred Thirty One Dollars ($16,401,331) in principal amount, plus accrued and unpaid interest on such principal amount, of the Original Loan, resulting in a remaining principal balance of the Original Loan of Five Million Dollars ($5,000,000) (the "Loan"), and (ii) Watson forever forgave and discharged Borrower's obligation to pay interest under the Original Loan, as evidenced by the Old Notes, to the extent accrued and unpaid through and including the date of the Third Amendment to the Loan Agreement. The Old Notes previously issued by Borrower to Watson hereunder were amended or cancelled, as appropriate, in accordance with Section 1.2 below. Notwithstanding any prepayment of the Loan by Borrower, sums repaid may not be re-borrowed. Effective the date of the Fourth Amendment to the Loan Agreement, the 2004 Replacement Note was amended and restated by the June 2007 Replacement Note, which extended the maturity of the 2004 Replacement Note. Effective the date of the Fifth Amendment to Loan Agreement, the June 2007 Replacement Note was amended and restated by the August 2007 Replacement Note which extended the maturity of the June 2007 Replacement Note.

1.2 Promissory Notes. Borrower’s obligation to pay the principal of, and interest on, the Loan shall be evidenced by a promissory note dated as of December 20, 2002 duly executed and delivered by Borrower in the form attached as Exhibit A to the Sixth Amendment to the Loan Agreement and representing the $5,000,000 principal balance of the Loan (the “Note”), which Note shall be an amendment and restatement of the August 2007 Replacement Note. Notwithstanding anything to the contrary contained in the Note or the Loan Agreement, Borrower and each Holder (as defined in that certain Noteholders Agreement dated as of February 6, 2004, as amended, between the Borrower and the signatories thereto (the “Noteholders Agreement”)) hereby agree that all interest under the August 2007 Replacement Note will accrue quarterly and be payable in cash to the extent accrued on the earlier of (i) the maturity date of the Note, and (ii) Borrower’s (or its subsidiaries’) receipt of proceeds in excess of $5 million from a third party pharmaceutical company or companies pursuant to which the Borrower (or any subsidiary), in one or more transactions, grants such pharmaceutical company or companies rights to any of the Borrower’s (or its subsidiaries’) products or product candidates or rights to the Borrower’s Aversion® Technology - such proceeds shall include up front payments, progress payments, milestone payments, license fees, royalties and similar payments, but shall exclude fees for services, reimbursements or advances for costs and expenses. Within ten (10) days of the occurrence of an event described in subsection (ii) above, the Borrower shall remit to Lender such accrued and unpaid interest payments and all future interest payments shall be paid in cash on a quarterly basis as provided in the Note. Upon execution and delivery of the Note, the August 2007 Replacement Note shall be null and void and of no further legal force or effect. Lender agrees to promptly return to Borrower the August 2007 Replacement Note after receipt of the Sixth Amendment to the Loan Agreement and the Note.

1.3 Mandatory Prepayment. The principal amount of the Note shall be mandatorily pre-paid by the Borrower, in whole or in part, with all proceeds in excess of $5 million received by the Borrower from a third party pharmaceutical company or companies pursuant to which the Borrower, in one or more transactions, grants such pharmaceutical company or companies rights to any of the Borrower’s products or product candidates or rights to the Borrower’s Aversion® Technology. Such proceeds shall include, without limitation, up-front fees, progress payments, milestone payments, license fees, royalties and any similar payments, but shall exclude fees for services, reimbursements or advances for costs and expenses. The Borrower shall remit such mandatory pre-payment not later than ten (10) days following receipt of any such excess proceeds from such transaction(s). All references to the Borrower in this paragraph shall be interpreted to include the Borrower and its subsidiaries.”

2. Section 12.1 of the Loan Agreement is hereby amended by adding the following definitions in alphabetical order:

“August 2007 Replacement Note” shall mean the Replacement Note in the principal amount of $5 million issued to Galen Partner’s III, LP, as agent, amending and restating the June 2007 Replacement Note pursuant to the Fifth Amendment to Loan Agreement.”

3. Limitation of Amendment. Except as amended above, the terms of the Loan Agreement shall remain in full force and effect.

4.Governing Law. This Sixth Amendment and the rights of the parties hereunder shall be governed in all respects by the laws of the State of New York wherein the terms of this Fourth Amendment were negotiated.

5.Counterparts. This Sixth Amendment may be executed in any number of counterparts, including by facsimile, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, Borrower and Lender have caused this Sixth Amendment to be duly executed by their duly authorized officers all as of the day and year first above written.

"BORROWER"		"LENDER"

ACURA PHARMACEUTICALS, INC.		GALEN PARTNERS III, L.P., as Agent

By:	/s/ Peter Clemens	By:	/s/ Bruce F. Wesson
Name: Peter A. Clemens		Name: Bruce F. Wesson
Title: Senior Vice President and Chief Financial Officer		Title: Managing Director

EXHIBIT A

Note